Exhibit 99.1
 News Release

Ashland elects two new members to board of directors

COVINGTON, Kentucky, July 19, 2017 – Ashland (NYSE: ASH) today announced it has elected two new members to its board of directors, bringing the size of the board to 11 directors.

Susan L. Main has served as senior vice president and chief financial officer of Teledyne Technologies Incorporated (NYSE: TDY), a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems, since November 2012. Prior to that, she was vice president and controller of Teledyne, a position she held for eight years. From 1999-2004, Ms. Main served as vice president and controller for Water Pik Technologies, Inc. She also held numerous financial roles at the former Allegheny Teledyne Incorporated in its government, industrial and commercial segments. Earlier in her career, Ms. Main held financial and auditing roles at the former Hughes Aircraft Company. She is a graduate of California State University, Fullerton. Ms. Main will serve on Ashland’s audit committee and the governance and nominating committee.

Kathleen Wilson-Thompson is executive vice president and global chief human resources officer at Walgreens Boots Alliance Inc. (NASDAQ: WBA), the largest retail pharmacy, health and daily living destination across the USA and Europe. Prior to this, she was senior vice president and chief human resources officer for Walgreens since 2010. Prior to her role at Walgreens, she held several positions of increasing responsibility in the operations and legal departments at Kellogg Company (NYSE: K). She left Kellogg as senior vice president of global human resources to join Walgreens. She also worked as vice president and staff counsel of litigation and banking law for Michigan National Corporation. Ms. Wilson-Thompson earned a bachelor’s degree from the University of Michigan and a Juris Doctorate and an LLM, master of laws in corporate and finance law from Wayne State University. She has served as a director of Vulcan Materials Company (NYSE: VMC), a producer of construction aggregates, since 2009. Ms. Wilson-Thompson will serve on Ashland’s compensation committee and the environmental, health, safety and quality committee.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are nearly 7,000 passionate, tenacious solvers - from renowned scientists and research chemists to talented engineers and plant operators - who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com
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